As filed with the Securities and Exchange Commission on January 31, 2007.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

EQUIFAX INC.

(Exact name of registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	58-0401110 (I.R.S. Employer Identification No.)

1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

(404) 885-8000

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Equifax Inc. Director Deferred Compensation Plan

(Full Title of the Plan)

Kent E. Mast, Esq.

Corporate Vice President and General Counsel

1550 Peachtree Street, N.W.

Atlanta, Georgia 30309

(404) 885-8000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered (1)	Amount to be Registered(2)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $1.25 per share	255,000 shares	100%	$10,245,900	$1097.00

(1)         This registration statement also relates to an equal number of rights to purchase shares of the Registrant’s Common Stock which are currently attached to and transferable only with shares of Common Stock registered hereby.

(2)          Together, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), with an indeterminate number of shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Equifax Inc. Director Deferred Compensation Plan as the result of a stock split, stock dividend, reclassification of stock, corporate transaction or similar adjustment of the outstanding shares of Registrant.

(3)             Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based on $40.18, the average of the high and low sales prices of the Registrant’s Common Stock on January 26, 2007, as reported on the New York Stock Exchange.

PART I

INFORMATION REQUIRED IN THE SECTION 10 (a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*                    Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The reports listed below have been filed with the Securities and Exchange Commission (the “SEC”) by the Registrant and are incorporated herein by reference to the extent not superseded by reports or other information subsequently filed or furnished. All of the Registrant’s reports filed with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), after the date of this Registration Statement and prior to filing a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such reports.

(1)  The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 2, 2006;

(2)  The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2006, filed with the SEC on May 4, 2006; June 30, 2006, filed August 2, 2006; and September 30, 2006, filed November 1, 2006;

(3)  All other reports filed with the SEC by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2005; and

(4)  The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form S-3/A filed with the SEC on November 4, 2005, as amended, and any amendment or report filed for the purpose of updating such description.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The common stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended.

The deferred compensation obligations (“Obligations”) being registered pursuant to the Equifax Inc. Director Deferred Compensation Plan (the “Plan”) represent obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Plan, which is filed as Exhibit 4.4 to this Registration Statement.  Non-employee members of the Board of Directors of the Registrant are entitled to defer receipt of retainer and meeting fees into the Plan.

The Obligations are general unsecured obligations of the Registrant subject to the claims of its general creditors. The Plan is considered entirely unfunded for tax purposes.

The amount of compensation to be deferred by each participating Board member (individually, a “Participant” and collectively, the “Participants”) is determined in accordance with the Plan based on elections by each Participant.

Under the Plan, amounts credited to a Participant’s account are deemed to be immediately invested in phantom share equivalents of shares of the Registrant’s common stock; however, no credit is given for any dividends that would have been received had such amounts actually been invested in shares of common stock.  The Obligations are distributed in shares of common stock that will be issued from the Plan either in a lump sum following separation from Board service with the Registrant or in up to 15 approximately equal annual installments following separation from Board service, in accordance with the Participant’s election.

A Participant may designate one or more beneficiaries to receive any portion of the Obligations payable in the event of death.  Participants or beneficiaries may not anticipate, alienate, sell, transfer, assign or otherwise dispose of any right or interest in the Plan.  The Registrant reserves the right to amend or terminate the Plan.

Item 5. Interests of Named Experts and Counsel.

An opinion concerning the validity of the issuance of shares of common stock has been passed upon for the Registrant by Kent E. Mast, Corporate Vice President and General Counsel of the Registrant.  Mr. Mast beneficially owns, or has rights to acquire under employee benefit plans, an aggregate of less than 1% of shares of common stock of the Registrant.

Item 6. Indemnification of Directors and Officers.

The Georgia Business Corporation Code permits, and the Registrant’s bylaws require, the Registrant to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (which could include actions, suits or proceedings under the Securities Act of 1933), whether civil, criminal, administrative, or investigative (other than an action brought by or on behalf of the Registrant) by reason of the fact that such person is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding if such person acted in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. With regard to actions or suits by or in the right of the Registrant, indemnification is limited to reasonable expenses incurred in connection with the proceeding and generally is not available in connection with such a proceeding in which such person was adjudged liable to the Registrant.

In addition, the Registrant carries insurance on behalf of directors and officers that may cover liabilities under the Securities Act of 1933.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits included as part of this Registration Statement are as follows:

3.1*

Amended and Restated Articles of Incorporation of Equifax Inc. (incorporated by reference to Exhibit B of Equifax’s definitive Proxy Statement for the 1996 Annual Meeting of Shareholders, filed on March 27, 1996).

3.2*	Equifax Inc. Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of Equifax Inc.’s Form 10-K filed on March 11, 2004).

4.1*	Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to Equifax’s Form S-3 filed on October 19, 2005).

4.2*

Amended and Restated Rights Agreement dated as of October 14, 2005, between Equifax Inc. and SunTrust Bank, as Rights Agent, which includes as Exhibit A the form of Rights Certificate and as Exhibit B the Summary of Rights (incorporated by reference to Exhibit 4.1 to Equifax Inc.’s Form 8-K filed on October 18, 2005).

4.3*	Form of Rights Certificate (included in Exhibit 4.2).

4.4	Equifax Inc. Director Deferred Compensation Plan, as amended effective November 21, 2006.

5	Legal opinion of Kent E. Mast, Esq, regarding legality of common shares being offered.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Kent E. Mast, Esq. (contained in Exhibit 5).

24	Powers of Attorney (included on signature page).

*                    Previously filed.

Item 9. Undertakings.

A.     The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration

Statement; provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424, any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant, the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant, and any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXPERTS

The consolidated statements of Equifax Inc. appearing in Equifax’s Annual Report (Form 10-K) for the year ended December 31, 2005 (including the schedule appearing therein), and Equifax Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on January 31, 2007.

EQUIFAX INC.

By:	/s/ Lee Adrean
Lee Adrean
Corporate Vice President and
Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of Equifax Inc., do hereby appoint Lee Adrean, Kent E. Mast and Dean C. Arvidson, each our true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys-in-fact and agents, or any of them, may deem necessary or advisable to enable Equifax Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement of Equifax Inc. on Form S-8, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do each hereby ratify and confirm all that said attorneys-in-fact and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 31, 2007.

/s/ Richard F. Smith	Chairman of the Board and Chief Executive Officer
Richard F. Smith	(Principal Executive Officer)

/s/ Lee Adream	Corporate Vice President and Chief Financial Officer
Lee Adrean	(Principal Financial Officer)

/s/ Nuala M. King	Senior Vice President and Corporate Controller
Nuala M. King	(Principal Accounting Officer)

/s/ John L. Clendenin	Director
John L. Clendenin

/s/ James E. Copeland, Jr.	Director
James E. Copeland, Jr

/s/ A. William Dahlberg	Director
A. William Dahlberg

/s/ Robert D. Daleo	Director
Robert D. Daleo

/s/ L. Phillip Humann	Director
L. Phillip Humann

/s/ Lee A. Kennedy	Director
Lee A. Kennedy

/s/ Siri S. Marshall	Director
Siri S. Marshall

/s/ Larry L. Prince	Director
Larry L. Prince

/s/ Jacquelyn M. Ward	Director
Jacquelyn M. Ward

EXHIBIT INDEX

3.1*

Amended and Restated Articles of Incorporation of Equifax Inc. (incorporated by reference to Exhibit B of Equifax’s definitive Proxy Statement for the 1996 Annual Meeting of Shareholders, filed on March 27, 1996).

3.2*	Equifax Inc. Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of Equifax Inc.’s Form 10-K filed on March 11, 2004).

4.1*	Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to Equifax’s Form S-3 filed on October 19, 2005).

4.2*

Amended and Restated Rights Agreement dated as of October 14, 2005, between Equifax Inc. and SunTrust Bank, as Rights Agent, which includes as Exhibit A the form of Rights Certificate and as Exhibit B the Summary of Rights (incorporated by reference to Exhibit 4.1 to Equifax Inc.’s Form 8-K filed on October 18, 2005).

4.3*	Form of Rights Certificate (included in Exhibit 4.2).

4.4	Equifax Inc. Director Deferred Compensation Plan, as amended effective November 21, 2006.

5	Legal opinion of Kent E. Mast, Esq., regarding legality of the common shares being offered.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Kent E. Mast, Esq. (contained in Exhibit 5).

24	Powers of Attorney (included on signature page).

*                    Previously filed.